UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 Amendment No.1

Crosspoint Energy Company
(Name of Issuer)

Common Stock, par value $0.00001 per share
(Title of Class of Securities)

227658101
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☑   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12 TYPE OF REPORTING PERSON PN

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON PN

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON CO

CUSIP No.: 227658101
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12 TYPE OF REPORTING PERSON OO

Item 1.
(a)	Name of Issuer:

The name of the issuer is Crosspoint Energy Company (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 25 Highland Park Village, Suite 100-344, Dallas, Texas 75205.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

	(i)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owned the shares described herein;

	(ii)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

	(iii)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC;

	(iv)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, acts as investment advisor to Drawbridge Special Opportunities Fund LP;

	(v)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities Advisors LLC;

	(vi)	Fortress Operating Entity I LP, a Delaware limited partnership, is the managing member of Fortress Principal Investment Holdings IV LLC;

	(vi)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

	(vii)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

	(c)	Citizenship:

Each of Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Operating Entity I LP and Drawbridge Special Opportunities Fund LP is a limited partnership organized under the laws of the State of Delaware. FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value $0.00001 per share (the “Common Stock”).

	(e)	CUSIP Number:
227658101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	£ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	£ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	£ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	£ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	£ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	£ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	£ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	£ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	£ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	£ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of December 31, 2010, Drawbridge Special Opportunities Fund LP is the beneficial owner of 0 shares of Common Stock.

A.	Drawbridge Special Opportunities Fund LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

B.	Drawbridge Special Opportunities GP LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

C.	Fortress Principal Investment Holdings IV LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

D.	Drawbridge Special Opportunities Advisors LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

E.	FIG LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

F.	Fortress Operating Entity I LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

G.	FIG Corp.
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

H.	Fortress Investment Group LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

Item 5.	Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that, as of the date hereof, each Reporting Person has ceased to be the beneficial owner of more than five percent of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS INVESTMENT GROUP LLC

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS INVESTMENT GROUP HOLDINGS LLC

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FIG LLC

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FIG CORP.

By:	/s/ Michael J. Cohn
Name: Michael J. Cohn
Title: Chief Compliance Officer